Exhibit 99.1
inVentiv Health to be Acquired by Thomas H. Lee Partners
SOMERSET, N.J., May 6, 2010 (GLOBE NEWSWIRE) — inVentiv Health, Inc. (Nasdaq:VTIV - News), a leading provider of end-to-end clinical development, launch and commercialization services to the global pharmaceutical and healthcare industries, today announced that it has entered into a definitive agreement to be acquired by Thomas H. Lee Partners, L.P. (THL), a leading private equity firm, for approximately $1.1 billion.
Under the terms of the agreement, which has been approved by inVentiv’s board of directors, inVentiv shareholders will receive $26.00 in cash for each share of VTIV common stock they hold, representing a 52% premium over the $17.15 closing stock price on March 25, 2010, the day before inVentiv announced that it had been approached by financial investors regarding a potential transaction and had formed a special committee to engage financial advisors and evaluate possible courses of action.
“Thomas H. Lee Partners is one of the nation’s leading private equity firms and we are excited to be partnering with them. We feel fortunate to have found an investment partner that understands the complexities of the healthcare industry and that is committed to working with inVentiv to help us achieve our long-term vision for growth,” said Blane Walter, Chief Executive Officer of inVentiv Health, Inc. “We are pleased that this transaction recognizes inVentiv’s value as the leading provider of outsourcing solutions for the global healthcare industry and provides our shareholders with a cash premium for their investment in the company.”
Todd Abbrecht, Managing Director of THL Partners, said, “We have great confidence in inVentiv’s ability to continue to deliver high quality, outsourced, end-to-end services to pharmaceutical companies and other healthcare innovators. inVentiv’s range of products and services offers comprehensive outsourcing solutions for its customers and presents numerous opportunities for the Company to continue to grow.”
The transaction is expected to be completed in the third quarter of 2010, subject to customary closing conditions.
Goldman, Sachs & Co. and Richards, Layton & Finger, P.A. acted as financial and legal advisors, respectively, to the special committee of inVentiv’s Board of Directors. Akerman Senterfitt LLP acted as legal advisor to inVentiv. Citigroup and Ropes & Gray LLP acted as financial and legal advisors, respectively, to THL.
About Thomas H. Lee Partners, L.P. (“THL”)
THL is one of the oldest and most successful private equity investment firms in the United States. Since its establishment in 1974, THL has been the preeminent growth buyout firm, raising approximately $22 billion of equity capital, investing in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on transactions and generating superior returns for its investors. THL focuses its high value-added strategy on growth businesses, partnering with the best managers in an industry to build great companies through strong organic growth and targeted add-on acquisitions. Notable transactions sponsored by THL include Aramark, Ceridian, Dunkin’ Brands, Experian, Fidelity National Information Services, Fisher Scientific, HomeSide Lending, Houghton Mifflin, Michael Foods, The Nielsen Company, ProSiebenSat.1, Snapple, Warner Chilcott, Warner Music Group and West Corporation.

About inVentiv Health
inVentiv Health, Inc. (Nasdaq:VTIV — News) is an insights-driven global healthcare leader that provides dynamic solutions to deliver customer and patient success. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its four core business segments: inVentiv Clinical, inVentiv Communications, inVentiv Commercial, and inVentiv Patient Outcomes. inVentiv Health’s client roster is comprised of more than 350 leading pharmaceutical, biotech, life sciences and healthcare payor companies, including all top 20 global pharmaceutical manufacturers. For more information, visit www.inventivhealth.com.
The inVentiv Health, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4942
Additional Information About the Transaction and Where to Find It
In connection with the proposed transaction, inVentiv Health will file a proxy statement and other materials with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about the Company and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at www.sec.gov.
The proxy statement and such other documents also will be available for free on the Company’s website at www.inventivhealth.com under Investor Relations or by directing such request to Investor Relations, inVentiv Health at 800-416-0555.
The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health’s performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
Contact:
inVentiv Health, Inc.
Investors/Corporate:
David Bassin, CFO
     (732) 537-4804
     investor@inventivhealth.com
Media:
Marcia Frederick
     (614) 543-6281
     mfrederick@inventivhealth.com
THL Partners
Matt Benson
     (415) 618-8750
     mbenson@sardverb.com
Robin Weinberg
     (212) 687-8080
     rweinberg@sardverb.com